Exhibit 2(h)(4)

BLACKSTONE ALTERNATIVE ALPHA FUND II

DISTRIBUTION AND SERVICE PLAN

Advisor Class I

March 12, 2013

This Distribution and Service Plan (the “Plan”) has been adopted in conformity with Rule 12b-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”), by Blackstone Alternative Alpha Fund II, a Massachusetts business trust (the “Fund”), with respect to its classes of shares of beneficial interest (each, a “Class”) listed on Appendix A, as amended from time to time, subject to the terms and conditions set forth herein.1 The Service Fees (as defined in this Plan) payable pursuant to the Plan are fees payable for personal service and/or the maintenance of shareholder accounts, as more fully described in Section 2 below, and are not costs which are primarily intended to result in the sale of the Fund’s shares and which would require approval pursuant to the Rule.

1.	Distribution Fees

a. The Fund may pay to Blackstone Advisory Partners L.P. (the “Distributor”), in its capacity as principal underwriter of the Fund’s shares of beneficial interest, with respect to and at the expense of each Class listed on Appendix A, a fee for distribution and sales support services, as applicable, and as more fully described below (the “Distribution Fee”), such fee in the aggregate to be at the annual rate specified with respect to such Class under the column “Distribution Fee” on Appendix A. Distribution Fee payments under the Plan will be used primarily to compensate the Distributor for distribution services and sales support services provided in connection with the offering and sale of shares of the applicable Class, and to reimburse the Distributor for related expenses incurred, including payments by the Distributor to compensate or reimburse brokers, dealers, other financial institutions or other industry professionals (collectively, “Selling Agents”), for distribution services and sales support services provided and related expenses incurred by such Selling Agents. Payments of the Distribution Fee may be made without regard to expenses actually incurred.

b. Payments of the Distribution Fee on behalf of a particular Class must be in consideration of services rendered for or on behalf of such Class. However, joint distribution or sales support financing with respect to the shares of the Class (which financing may also involve other investment portfolios or companies that are affiliated persons of such a person, or affiliated persons of the Distributor) are permitted in accordance with applicable law.

2.	Service Fees

a. The Fund may pay, with respect to and at the expense of each Class listed on Appendix A, a fee in respect of the provision of services provided to shareholders of such Class, as more fully described to the Distributor (the “Service Fee”), such fee to be at the annual rate specified with respect to such Class under the column “Service Fee” on Appendix A.

[1]

The Rule does not apply to closed-end funds such as the Fund. However, the Securities and Exchange Commission has granted exemptive relief permitting the Fund to offer multiple classes of shares of beneficial interest. As a condition to relying on the exemptive relief, the Fund will comply with the Rule as if the Rule applied to closed-end funds.

b. Payments of the Service Fee will be used to compensate the Distributor for personal services and/or the maintenance of shareholder accounts provided to shareholders in the related Class and to reimburse the Distributor for related expenses incurred, including payments by the Distributor to compensate or reimburse brokers, dealers, other financial institutions or other industry professionals. Payments of the Service Fee may be made without regard to expenses actually incurred.

3.	Calculation and Payment of Fees

The amount of the Distribution Fee and Service Fee payable with respect to each Class listed on Appendix A will be calculated and paid quarterly, at the applicable annual rates indicated on Appendix A. The Distribution Fee and Service Fee will be calculated and paid separately for each Class.

4.	Approval of Plan

The Plan will become effective, as to any Class (including any Class not currently listed on Appendix A), in accordance with its approval by (a) a majority of the Board of Trustees, including a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (“Qualified Trustees”), pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan, and (b) with respect to Section 1 of the Plan only, if the Plan is adopted for a Class after any public offering of shares of the Class or the sale of shares of the Class to persons who are not affiliated persons of the Fund, affiliated persons of such persons, promoters of the Fund, or affiliated persons of such promoters, a majority of the outstanding voting securities (as defined in the 1940 Act) of such Class.

5.	Continuance of the Plan

The Plan will continue in effect with respect to a Class for a period of more than one year after it takes effect only so long as its continuance is specifically approved at least annually by the Fund’s Board of Trustees in the manner described in Section 4(a) above.

6.	Implementation

All agreements with any person relating to implementation of this Plan with respect to any Class shall be in writing, and any agreement related to this Plan with respect to any Class shall provide: (a) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Qualified Trustees or by a majority vote of the outstanding voting securities of the relevant Class, on not more than 60 days’ written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

7.	Termination

This Plan may be terminated at any time with respect to the shares of any Class by vote of a majority of the Qualified Trustees, or by a majority vote of the outstanding voting securities of the relevant Class.

8.	Amendments

The Plan may not be amended with respect to any Class so as to increase materially the amount of the Distribution Fee described in Section 1 above with respect to such Class without approval in the manner described in Section 4(a) above, and all material amendments to this Plan shall be approved in the manner provided for approval of this Plan in Section 4(a) above.

9.	Selection of Certain Trustees

While the Plan is in effect, the selection and nomination of the Fund’s Trustees who are not “interested persons” (as defined in the 1940 Act) of the Fund will be committed to the discretion of the Trustees then in office who are not “interested persons” (as so defined) of the Fund.

10.	Written Reports

While the Plan is in effect, the Fund’s Board of Trustees will receive, and the Trustees will review, at least quarterly, written reports complying with the requirements of the Rule, which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

11.	Preservation of Materials

The Fund will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 10 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

12.	Massachusetts Business Trust

A copy of the Agreement and Declaration of Trust of the Fund is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Fund as Trustees and not individually and that the obligations of or arising out of this Plan are not binding upon any of the Trustees, officers or shareholders of the Fund individually but are binding only upon the assets and property of the Fund, or upon the assets belonging to the series or attributable to the class of the Fund, for the benefit of which the Trustees have caused this Plan to be executed.

IN WITNESS WHEREOF, the Fund has executed this Plan as of the date first above written on behalf of each Class listed on Appendix A.

BLACKSTONE ALTERNATIVE ALPHA FUND II

By:
Name:
Title:

APPENDIX A TO DISTRIBUTION AND SERVICE PLAN

BLACKSTONE ALTERNATIVE ALPHA FUND II

Class of Shares of Beneficial Interest	Distribution Fee	Service Fee
Advisor Class I Shares	0.15%	0.25%

Agreed to and accepted as of , 2013.

BLACKSTONE ALTERNATIVE ALPHA FUND II

By:
Name:
Title: